Exhibit 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
August 5, 2014

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS SECOND QUARTER AND YEAR TO DATE 2014
RESULTS

•	Net income of $5.8 million, or $0.12 per share for Q2 2014
•	Book value per share up 7.5% from December 31, 2013 to $8.91
•	Full year 2014 guidance narrowed within the previously provided range to $0.51 to $0.55 per share

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) reported  second quarter 2014 net income of $5.8 million, or $0.12 per diluted share, compared to net loss of $113.1 million, or $2.27 per diluted share, for the same period of 2013. The second quarter 2013 results included a $101.6 million, or $2.04 per share, non-cash charge for goodwill impairment.

Net operating income (loss), a non-GAAP measure the Company defines as net income (loss) excluding after-tax realized gains and losses, was $3.6 million or $0.07 per diluted share, for the second quarter 2014 compared to net operating loss of $115.1 million, or $2.31 per diluted share, for the second quarter 2013.

Commenting on the second quarter 2014 results, Robert S. Cubbin, President and Chief Executive Officer, stated:  “Our second quarter and year to date results continue to reflect the positive impact of our actions to improve our underwriting performance and drive overall profitability.  We remain focused on improving our risk profile, stabilizing our loss reserves and strengthening our capital position.”

The GAAP combined ratio improved by 13.0 percentage points to 103.0% in the second quarter 2014 from 116.0% in 2013. This improvement reflects the continued stabilization of reserves, improved current accident year loss experience and earned rate increases in excess of loss ratio trends. These improvements were partially offset by:

●	Costs of using an unaffiliated “A” rated insurance company for policy issuance, which added 2.1 percentage points to the 2014 combined ratio; and

●
The deleveraging impact of the anticipated reduction in earned premium associated with the Company’s efforts to terminate unprofitable business, which added 0.9 percentage points to the 2014 combined ratio.

The second quarter 2014 results include pre-tax favorable prior year loss reserve development of $0.1 million, or less than 0.1 percentage points of the loss and LAE ratio.

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The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 66.8% for the second quarter 2014, compared to 67.6% in the second quarter 2013. This decrease reflects the elimination of the Swiss Re quota share agreement that was terminated effective September 30, 2013. Excluding the Swiss Re quota share agreement, the accident year loss and LAE ratio was 66.4% for both 2014 and 2013.

Second quarter 2014 results benefited from lower earned premium on business terminated (in run-off) in conjunction with the 2012 capital enhancement initiatives, which added 2.2 points to the 2013 accident year loss and LAE ratio and had only a 0.4 percentage point impact on 2014. Rate increases earned in excess of loss ratio trends during the second quarter 2014 also improved the accident year loss and LAE ratio by 4.5 points. These improvements to 2014 accident year results were offset by a slightly higher level of short tail lines claim activity in the second quarter 2014 and a more conservative loss and LAE ratio selection for the 2014 accident year. This selection reflects a more conservative expected loss ratio within the standard actuarial methods and consideration of the inherent risks associated with a less mature accident year.

The expense ratio was 36.2% for the second quarter 2014 compared to 33.3% in the second quarter 2013. This increase primarily reflects the cost associated with the use of an unaffiliated “A” rated insurance company for policy issuance and deleveraging fixed costs in relation to the decrease in earned premium noted above. The increase also reflects a shift in the mix of business in 2014.

The second quarter 2014 gross written premium decreased to $178.7 million, compared to $234.1 million in the same period of 2013. The decline in premium, as expected, is attributable to the termination of, or the reduction of premium in, certain programs for which pricing and/or underwriting risk did not meet the Company’s targets and was partially offset by an overall 6.2% written rate increase for the first half of 2014.

Commenting further on the 2014 second quarter results, Mr. Cubbin, stated, “We have benefited from the continued loyalty of our production partners.  This loyalty has resulted in our ability to stabilize our premium flow, secure additional rate increases where needed and continue to see new business in mature, proven programs. While we remain committed to and have been exploring potential strategic options, we have not currently identified any that would be in our shareholders’ best interests.”

Pre-tax profit from net commissions and fee revenue for the second quarter stayed relatively flat at $2.6 million.

Second quarter 2014 general corporate expenses were $1.4 million as compared to $0.8 million in the prior year period, which is primarily related to increased professional service fees incurred in 2014.

Summary for the Six Months Ended June 30, 2014 vs. 2013
Meadowbrook reported net income of $16.1 million, or $0.32 per diluted share, for the six months ended June 30, 2014 compared to net loss of $106.0 million, or $2.13 per diluted share, for the same period of 2013. The 2013 results include a $101.6 million, or $2.04 per share, non-cash charge for goodwill impairment.

Net operating income (loss), a non-GAAP measure the Company defines as net income (loss) excluding after-tax realized gains and losses, was $12.0 million or $0.24 per diluted share, for the six months ended June 30, 2014 compared to net operating loss of $108.2 million, or $2.17 per diluted share, for the six months ended June 30, 2013.

During 2014, the Company’s book value per share increased 7.5% to $8.91 compared to December 31, 2013 book value per share of $8.29.

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The GAAP combined ratio improved by 7.1 percentage points to 101.5% in 2014 from 108.6% in 2013. This improvement reflects the continued stabilization of reserves, improved current accident year loss experience and earned rate increases in excess of loss ratio trends. These improvements were somewhat offset by:

●	Costs of using an unaffiliated “A” insurance company for policy issuance, which added 2.0 percentage points to the year to date 2014 combined ratio;

●
The deleveraging impact of the anticipated reduction in earned premium associated with the Company’s efforts to terminate unprofitable business, which added 1.5 percentage points to the year to date 2014 combined ratio; and

●	One-time expenses associated with the first quarter 2014 restructuring, which added 0.5 percentage points to the year to date 2014 combined ratio.

The year to date 2014 results include pre-tax favorable prior year loss reserve development of $0.8 million, or 0.2 percentage points of the loss and LAE ratio.

The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 65.4% for the six months ended June 30, 2014, compared to 68.4% for the six months ended June 30, 2013. Excluding the Swiss Re quota share agreement, the year to date accident year loss and LAE ratio was 64.5% for 2014 compared to 66.2% for 2013.

The current year results benefited from the decrease in premium from business terminated in conjunction with the 2012 capital enhancement initiatives, which added 2.5 points to the 2013 accident year loss and LAE ratio and had only a 0.3 percentage point impact on 2014. Rate increases earned in excess of loss ratio trends during 2014 also benefited the current accident year loss and LAE ratio by 4.5 points. These improvements to the 2014 accident year loss ratio were offset by a higher level of short tail lines claim activity in the second quarter 2014 and a more conservative loss and LAE ratio selection for the 2014 accident year. This selection reflects a more conservative expected loss ratio within the standard actuarial methods and is in consideration of the inherent risks associated with a less mature accident year.

The expense ratio was 36.3% for the six months ended June 30, 2014 compared to 31.5% for the comparable period in 2013. This increase primarily reflects the cost associated with the use of an unaffiliated “A” rated insurance company for policy issuance and deleveraging fixed costs in relation to the decrease in earned premium noted above. In addition, one-time restructuring charges added 0.5 percentage points, with the remainder of the difference relating to a shift in the mix of business in 2014 as compared to prior year and the impact of the elimination of the Swiss Re quota share agreement.

The year to date 2014 gross written premium decreased to $380.4 million, compared to $501.8 million in the same period of 2013. The decline in premium, as expected, is attributable to the termination of, or the reduction of premium in, certain programs for which pricing and underwriting risk did not meet the Company’s targets and was partially offset by an overall year to date 6.2% written rate increase.

Pre-tax profit from net commissions and fee revenue for the year to date stayed relatively flat at $6.1 million for the six months ended June 30, 2014 compared to $6.2 million for the six months ended June 30, 2013.

Year to date 2014 general corporate expenses were $3.0 million as compared to $2.3 million in the prior year period, which is primarily related to professional service fees incurred in 2014.

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The six months ended June 30, 2013 results include a pre-tax non-cash goodwill impairment charge of $115.4 million.

Interest expense for 2014 was $6.9 million as compared to $5.9 million in 2013. The increase reflects the cash convertible senior notes that were issued on March 18, 2013, as the 2014 results include six months of interest expense compared to the 2013 results that include approximately 3.5 months of interest expense.

2014 Guidance

Management expects gross written premium for the second half of 2014 to be between $360 million and $380 million. Management also expects to generate net operating income between $13.5 million and $15.5 million, or net operating income per share between $0.27 and $0.31 during this period. Management continues to expect a combined ratio between 99% and 100%.

We expect the full year gross written premiums to be between $740 million and $760 million; net operating income to be between $25.5 million and $27.5 million, or net operating income per share between $0.51 and $0.55; and combined ratio between 100.3% and 100.8%.

Commenting on the expectations for the second half of 2014, Mr. Cubbin stated: “Our overall expectations for 2014 are in a narrower range and remain consistent with the lower end of the guidance that we have previously provided. We are projecting improved underwriting results as earned rate increases continue to be in excess of loss cost trends. In addition, current year results should benefit from the elimination of the Swiss Re quota share agreement that ended last year and the efforts to terminate business that did not meet our targets.”

Other Matters

Dividends:
On August 1, 2014, the Board of Directors declared a quarterly dividend of $0.02 per share payable on August 29, 2014 to shareholders of record as of August 18, 2014.

Debt to Equity Ratio:
At June 30, 2014, Meadowbrook’s debt-to-equity ratio was 28.8% excluding the Debentures and the drawdown of $30.0 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility, against which the Company carries $39.4 million of high quality fixed income securities that match the maturity of the FHLB credit facility.  Including the Debentures and the FHLB credit facility the Company’s debt-to-equity ratio as of June 30, 2014 was 53.6%.

Investment Portfolio:
At June 30, 2014, average pre-tax book yield, excluding cash and cash equivalents was 2.9%, compared to 3.0% at December 31, 2013. The tax-equivalent yield, excluding cash and cash equivalents was 3.6% at June 30, 2014 and 3.7% at December 31, 2013. The tax adjusted effective duration of the portfolio was 4.1 and 4.4 years at June 30, 2014 and December 31, 2013, respectively.

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Shareholders’ Equity:
Shareholders’ equity was $446.5 million, or $8.91 per common share, at June 30, 2014, compared to $413.4 million, or $8.29 per common share, at December 31, 2013. The 7.5% increase was primarily driven by the net income for the six months ended June 30, 2014 of $0.32 per share and an increase in net unrealized gains on available for sale securities of $0.37 per common share. Tangible book value per share increased 8.7% to $8.35 at June 30, 2014, from $7.68 at December 31, 2013

Statutory Surplus:
At June 30, 2014, the combined statutory surplus increased $19.5 million or 4.0% to $507.7 million, compared to $488.2 million at December 31, 2013.

Premium Leverage Ratios: As of June 30, 2014, on a trailing twelve month statutory combined basis, the gross and net premium leverage ratios were 1.6 to 1.0 and 1.2 to 1.0, respectively, down from 1.9 to 1.0 and 1.4 to 1.0 at December 31, 2013.

Cash Flows from Operations:
For the three months ended June 30, 2014, cash flows used in operating activities were $28.4 million, compared to $4.1 million for the three months ended June 30, 2013. The decrease in operating cash flows primarily reflects the lower premium volumes in the current year. The Company matches the duration of invested assets with reserves and continues to have the intent and ability to hold investments to maturity.

For the six months ended June 30, 2014, cash flows used in operating activities were $6.6 million, compared to cash flows used in from operating activities of $1.5 million for the six months ended June 30, 2013. The decrease in operating cash flows primarily reflects the lower premium volumes in the current year.

Non-GAAP Measures

Statutory Surplus

Statutory surplus is a non-GAAP measure with the most directly comparable financial GAAP measure being shareholders’ equity. The following is a reconciliation of statutory surplus to shareholders’ equity for the second quarter:

Meadowbrook Insurance Group, Inc.
Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Period Ending: June 30, 2014
(in thousands)

Statutory Consolidated Surplus		$507,700

Statutory to GAAP differences:
Deferred policy acquisition costs	64,629
Other	8,145

Total Statutory to GAAP differences		72,774

Total Non-Regulated Entities		(133,947)

GAAP Consolidated Shareholders' Equity		$446,527

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Meadowbrook Insurance Group, Inc.
Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Period Ending: December 31, 2013
(in thousands)

Statutory Consolidated Surplus		$488,220

Statutory to GAAP differences:
Deferred policy acquisition costs	62,773
Other	(10,905)

Total Statutory to GAAP differences		51,868

Total Non-Regulated Entities		(126,675)

GAAP Consolidated Shareholders' Equity		$413,413

Net Operating Income (Loss) and Net Operating Income (Loss) Per Share

Net operating income (loss) and net operating income (loss) per share are non-GAAP measures that represent net income (loss) excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income (loss) and net operating income (loss) per share are net income (loss) and net income (loss) per share, respectively. Net operating income (loss) and net operating income (loss) per share are intended as supplemental information and are not meant to replace net income (loss) or net income (loss) per share. Net operating income (loss) and net operating income (loss) per share should be read in conjunction with our GAAP financial results. The following is a reconciliation of net operating income (loss) to net income (loss), as well as net operating income (loss) per share to net income (loss) per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)		(In thousands, except share and per share data)
Net operating income (loss)	$3,649	$(115,090)	$12,039	$(108,213)
Net realized gains, net of tax	2,115	2,032	4,081	2,237
Net income (loss)	$5,764	$(113,058)	$16,120	$(105,976)

Diluted earnings (losses) per common share:
Net operating income (loss)	$0.07	$(2.31)	$0.24	$(2.17)
Net income (loss)	$0.12	$(2.27)	$0.32	$(2.13)
Diluted weighted average common shares outstanding	50,091,984	49,887,200	50,034,349	49,855,716

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Management uses net operating income (loss) and net operating income (loss) per share as components to assess our performance and as measures to evaluate the results of our business. Management believes these measures provide investors with valuable information relating to our ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Accordingly, net operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from the Company’s ongoing business operations and the underlying profitability of the Company’s business. Accordingly, management believes it is useful for investors to evaluate net operating income and net operating income per share, along with net income and net income per share when reviewing and evaluating Meadowbrook’s performance.

Combined Ratio

The combined loss and expense ratio (or combined ratio), expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance business. The combined ratio is a statutory (non-GAAP) accounting measurement, which represents the sum of (i) the ratio of losses and loss expenses to premiums earned (loss ratio), plus (ii) the ratio of underwriting expenses to premiums written (expense ratio). The combined ratios above have been modified to reflect GAAP accounting, as we evaluate the performance of our underwriting operations using the GAAP combined ratio. Specifically, the GAAP combined ratio is the sum of the loss ratio, plus the ratio of GAAP underwriting expenses (which include the change in deferred policy acquisition costs) to premiums earned (expense ratio). When the combined ratio is under 100%, underwriting results are generally considered profitable; when the combined ratio is over 100%, underwriting results are generally considered unprofitable.

The accident year combined ratio is a non-GAAP measure that excludes changes in net ultimate loss estimates from prior accident year loss reserves. The accident year combined ratio provides us with an assessment of the specific policy year’s profitability (which matches policy pricing with related losses) and assists us in our evaluation of product pricing levels and quality of business written.  We use accident year combined ratio as one component to assess the Company's current year performance and as a measure to evaluate, and if necessary, adjust current year pricing and underwriting.  The following is a reconciliation of the accident year combined ratio to the GAAP combined ratio:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Accident year combined ratio	103.0%	100.9%	101.7%	99.9%
(Decrease) increase in net ultimate loss estimates on prior year loss reserves	0.0%	15.1%	(0.2%)	8.7%
GAAP combined ratio	103.0%	116.0%	101.5%	108.6%

We believe the accident year combined ratio provides investors with valuable information for comparison to historical trends and current industry estimates. We also believe that it is useful for investors to evaluate the accident year combined ratio and GAAP combined ratio separately when reviewing and evaluating our performance.

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Conference Call

Meadowbrook’s 2014 second quarter results will be discussed by management in more detail on Wednesday, August 6, 2014 at 9:00 a.m. EST.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through August 20, 2014 by dialing 1-877-660-6853 and referring to conference ID #13585386.  The webcast will be archived and available for replay through November 6, 2014.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These factors and risks include, but are not limited to: actual loss and loss adjustment expenses exceeding our reserve estimates; competitive pressures in our business; the failure of any of the loss limitation methods we employ; a failure of additional capital to be available or only available on unfavorable terms; our geographic concentration and the business and economic conditions, natural perils, man- made perils, and regulatory conditions within our most concentrated region; our ability to appropriately price the risks we underwrite; goodwill impairment risk employed as part of our growth strategy; efforts with regard to the review of strategic alternatives; actions taken by regulators, rating agencies or lenders, including the impact of the downgrade by A.M. Best of the Company’s insurance company subsidiaries’ financial strength rating, the lowering of the outlook of this rating from “stable” to “negative”, A.M. Best’s downgrade of our issuer credit rating and any other future action by A.M. Best with respect to such rating; increased risks or reduction in the level of our underwriting commitments due to market conditions; a failure of our reinsurers to pay losses in a timely fashion, or at all; interest rate changes; continued difficult conditions in the global capital markets and the economy generally; market and credit risks affecting our investment portfolio; liquidity requirements forcing us to sell our investments; a failure to introduce new products or services to keep pace with advances in technology; the new federal financial regulatory reform; our holding company structure and regulatory constraints restricting dividends or other distributions by our insurance company subsidiaries; minimum capital and surplus requirements imposed on our insurance company subsidiaries; acquisitions and integration of acquired businesses resulting in operating difficulties, which may prevent us from achieving the expected benefits; our reliance upon producers, which subjects us to their credit risk; loss of one of our core selected producers; our dependence on the continued services and performance of our senior management and other key personnel; our reliance on our information technology and telecommunications systems; managing technology initiatives and obtaining the efficiencies anticipated with technology implementation; a failure in our internal controls; the cyclical nature of the property and casualty insurance industry; severe weather conditions and other catastrophes; the effects of litigation, including the previously disclosed class action litigation or any similar litigation which may be filed in the future; state regulation; assessments imposed upon our insurance company subsidiaries to provide funds for failing insurance companies; and other risks identified in the Company’s reports filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	JUNE 30,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2014	2013

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,686,012	$1,667,804
Premium and agents balances	194,494	214,144
Reinsurance recoverable	540,886	519,884
Deferred policy acquisition costs	64,629	62,773
Prepaid reinsurance premiums	32,963	63,908
Goodwill	5,644	5,644
Other assets	210,278	227,685

Total Assets	$2,734,906	$2,761,842

LIABILITIES
Loss and loss adjustment expense reserves	$1,615,135	$1,616,521
Unearned premium reserves	305,353	354,367
Debt (1)	158,481	160,723
Debentures	80,930	80,930
Other liabilities	128,480	135,888
Total Liabilities	2,288,379	2,348,429

SHAREHOLDERS' EQUITY
Common shareholders' equity	446,527	413,413

Total Liabilities & Shareholders' Equity	$2,734,906	$2,761,842

Book value per common share	$8.91	$8.29

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$8.22	$7.96

Tangible book value per common share	$8.35	$7.68

(1) Includes $30.0 million drawdown on the Federal Home Loan Bank ("FHLB") credit facility, under which the Company carried $37.9 million and $38.4 million of high quality fixed income securities that match the maturity of the FHLB credit facility at  June 30, 2014 and  December 31, 2013, respectively.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE SIX MONTHS
Share & Per Share Data)	ENDED JUNE 30,		ENDED JUNE 30,

SUMMARY DATA	2014	2013	2014	2013

Gross written premiums	$178,743	$234,086	$380,438	$501,751
Net written premiums	146,644	166,555	308,593	361,370

REVENUES
Net earned premiums	$164,124	$175,781	$326,662	$346,369
Net commissions and fees	9,342	8,539	21,389	18,173
Net investment income	11,209	11,768	22,470	22,908
Net realized gains	3,253	2,869	6,279	3,185
Total Revenues	187,928	198,957	376,800	390,635
EXPENSES
Net losses and loss adjustment expenses	109,660	145,371	212,850	267,187
Policy acquisition and other underwriting expenses	59,358	58,450	118,557	109,055
General selling and administrative expenses	6,752	5,901	15,247	11,924
General corporate expenses	1,415	760	3,048	2,276
Amortization expense	961	1,038	1,948	2,109
Goodwill impairment expense	-	115,397	-	115,397
Interest expense	3,472	3,653	6,934	5,850
Total Expenses	181,618	330,570	358,584	513,798
INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	6,310	(131,613)	18,216	(123,163)
Income tax (benefit) expense	1,183	(17,604)	4,029	(15,768)
Equity earnings of affiliates, net of tax	623	945	1,917	1,383
Equity earnings (loss) of unconsolidated subsidiaries, net of tax	14	6	16	36
NET (LOSS) INCOME	$5,764	$(113,058)	$16,120	$(105,976)

Less: Net realized gains, net of tax	2,115	2,032	4,081	2,237

NET OPERATING INCOME (1)	$3,649	$(115,090)	$12,039	$(108,213)

Diluted earnings (losses) per common share
Net income (loss)	$0.12	$(2.27)	$0.32	$(2.13)
Net operating income (loss)	$0.07	$(2.31)	$0.24	$(2.17)
Diluted weighted average common shares outstanding	50,091,984	49,887,200	50,034,349	49,855,716

GAAP ratios:
Loss & LAE ratio	66.8%	82.7%	65.2%	77.1%
Other underwriting expense ratio	36.2%	33.3%	36.3%	31.5%
GAAP combined ratio	103.0%	116.0%	101.5%	108.6%

 (1) While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains net of taxes associated with such gains.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS
	ENDED JUNE 30,

	2014	2014	2013	2013
	As Reported	Excluding Quota Share Surplus Relief	As Reported	Excluding Quota Share Surplus Relief
Net earned premium	$164,124	$171,541	$175,781	$217,872
Net losses & loss adjustment expenses(1)	109,660	113,536	145,371	171,117
Policy acquisition and other underwriting expenses	59,358	62,380	58,450	71,848
(Loss) from net earned premium	(4,894)	(4,375)	(28,040)	(25,093)
Net investment income	11,209	11,209	11,768	11,768
(Loss) Profit from insurance operations	$6,315	$6,834	$(16,272)	$(13,325)

Net commissions and fees	$9,342	$9,342	$8,539	$8,539
General selling & administrative expenses	6,752	6,752	5,901	5,901
Profit from net commissions & fees	$2,590	$2,590	$2,638	$2,638

General corporate expense	$1,415	$1,415	$760	$760
Amortization expense	961	961	1,038	1,038
Goodwill impairment expense	-	-	115,397	115,397
Interest expense	3,472	3,472	3,653	3,653
Other expenses	$5,848	$5,848	$120,848	$120,848

(Loss) Profit from insurance operations	$6,315	6,834	(16,272)	(13,325)
Profit from net commissions & fees	2,590	2,590	2,638	2,638
Other expenses	(5,848)	(5,848)	(120,848)	(120,848)
Net capital gains	3,253	3,253	2,869	2,869
Pretax (Loss) Profit	$6,310	$6,829	$(131,613)	$(128,666)

Key ratios:
GAAP combined ratio	103.0%	102.6%	116.0%	111.5%
Accident year combined ratio(2)	103.0%	102.8%	100.9%	99.3%

(1) The three months ended June 30, 2014 include a decrease in net ultimate loss estimates for 2013 and prior accident years of less than $0.1 million and the three months ended June 30, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $26.5 million.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

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PRESS RELEASE	PAGE 12

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE SIX MONTHS
	ENDED JUNE 30,

	2014	2014	2013	2013
	As Reported	Excluding Quota Share Surplus Relief	As Reported	Excluding Quota Share Surplus Relief
Net earned premium	$326,662	$347,090	$346,369	$436,912
Net losses & loss adjustment expenses(1)	212,850	223,235	267,187	319,339
Policy acquisition and other underwriting expenses	118,557	127,169	109,055	141,107
(Loss) from net earned premium	(4,745)	(3,314)	(29,873)	(23,534)
Net investment income	22,470	22,470	22,908	22,908
(Loss) Profit from insurance operations	17,725	19,156	(6,965)	(626)

Net commissions and fees	$21,389	$21,389	$18,173	$18,173
General selling & administrative expenses	15,247	15,247	11,924	11,924
Profit from net commissions & fees	6,142	6,142	6,249	6,249

General corporate expense	$3,048	$3,048	$2,276	$2,276
Amortization expense	1,948	1,948	2,109	2,109
Goodwill impairment expense	-	-	115,397	115,397
Interest expense	6,934	6,934	5,850	5,850
Other expenses	11,930	11,930	125,632	125,632

(Loss) Profit from insurance operations	$17,725	19,156	(6,965)	(626)
Profit from net commissions & fees	6,142	6,142	6,249	6,249
Other expenses	(11,930)	(11,930)	(125,632)	(125,632)
Net capital gains	6,279	6,278	3,185	3,185
Pretax (Loss) Profit	$18,216	$19,646	$(123,163)	$(116,824)

Key ratios:
GAAP combined ratio	101.5%	100.9%	108.6%	105.4%
Accident year combined ratio(2)	101.7%	101.1%	99.9%	98.5%

(1) The six months ended June 30, 2014 include a decrease in net ultimate loss estimates for 2013 and prior accident years of $0.8 million and the six months ended June 30, 2014 include an increase in net ultimate loss estimates for 2012 and prior accident years of $30.1 million.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

PR- 1214